EXHIBIT 99.1

PREMIERWEST BANCORP ANNOUNCES
INCREASED NET INCOME
3RD QUARTER & YEAR-TO-DATE

MEDFORD, OR – October 18, 2007: PremierWest Bancorp (NASDAQ – PRWT) announced a 9.4% increase in net income for the quarter ended September 30, 2007. Net income totaled $4,043,000 or $0.22 per fully diluted share for the third quarter of 2007, compared to the third quarter of 2006 when net income totaled $3,697,000, or $0.20 per fully diluted share.

Net income through the first three quarters increased 5.2% when comparing 2007 year-to-date net income of $11,352,000 or $0.61 per fully diluted share to 2006 net income of $10,788,000 or $0.58 per fully diluted share.

John Anhorn, Chief Executive Officer, stated, “Strong balance sheet growth, excellent credit quality, a solid net interest margin and a focus on improving our efficiency ratio are key components to our success this most recent quarter.” Anhorn followed, “We continue to successfully implement our strategy of profitably growing relationships in our existing communities while looking for expansion opportunities both within and contiguous to our geographical footprint.”

STRONG BALANCE SHEET GROWTH

At September 30, 2007 gross outstanding loans totaled $1.0 billion, representing growth of $28.3 million, or 11.6% annualized when compared to the immediately preceding quarter. For the three months ended September 30, 2007, outstanding loans averaged $990.2 million, an increase of $49.8 million when compared to the $940.5 million average for the three months ended June 30, 2007. Jim Ford, President stated, “Strong growth in our major markets combined with the acquisition of a $10.8 million consumer finance portfolio on the last business day of the second quarter contributed to the substantial increase in average outstanding loans this most recent quarter.” Ford continued, “During the last four quarters, gross loans outstanding have grown $134.9 million or an average of $33.7 million per quarter.”

Total deposits at September 30, 2007 amounted to $926.4 million, an increase of $2.3 million or 1.0%, annualized, when compared to the immediately preceding quarter. Non-interest bearing deposits averaged $198.0 million during the quarter, an increase of $3.8 million or 2.0% when compared to the second quarter ended June 30, 2007. Interest bearing deposits, which at September 30, 2007 include $57.6 million in brokered deposits, totaled $732.7 million. Management noted that the increased use of wholesale funding is a direct reflection of the continued competitive deposit environment. Borrowings at September 30, 2007 totaled $52.1 million, compared to $38.3 million at June 30, 2007.

EXCELLENT CREDIT QUALITY

Non-performing assets, which include all loans past due 90 days or more, loans on non-accrual status, and other real estate owned, totaled 0.37% of assets at September 30, 2007, relatively unchanged from 0.33% at June 30, 2007. No other real estate was held at quarter end, and non-performing loans amounted to $4.1 million. The majority of the non-performing loans are concentrated in five credit relationships. The largest of these relationships amounts to $1.2 million and is secured by real estate. Management believes the potential for loss on this credit is $275,000 or less and has established a specific reserve to address the potential loss. Of the four remaining credits composing the majority: one is an established business in the process of selling with an expected closing date of early November, and was brought current during the first week in October; two are fully secured either with real estate or federal guarantees and no loss is expected. Non-performing loans also include one $700,000 credit acquired with the acquisition of Mid Valley Bank in 2004. The credit was placed on a “cash basis” at the time of the acquisition and has been performing satisfactorily during the last three years.

The Allowance for Loan Losses totaled $11.4 million, or 1.14% of total loans at September 30, 2007. PremierWest’s loan loss provision for the quarter ended September 30, 2007 was $225,000, compared to a combined loan loss provision of $275,000 for the first two quarters of 2007. The increased loan loss provision this most recent quarter is attributable both to growth in the credit portfolio and management’s review and assessment of the economic environment in the markets we lend. Management monitors the loan portfolio to ensure the Allowance remains adequate to absorb potential losses identified by the review process. Management believes the Allowance is adequate as of September 30, 2007.

SOLID NET INTEREST MARGIN

Net interest income totaled $14.3 million for the quarter ended September 30, 2007, an increase of 3.5% when compared to the immediately preceding quarter when net interest income totaled $13.8 million. PremierWest’s net interest margin on a tax adjusted basis, amounted to 5.72% and 5.83% for the quarter and year-to-date ended September 30, 2007. The yield on average earning assets remained stable at 8.60% for the quarter. The cost of average deposits and borrowings for the quarter and the year-to-date ended September 30, 2007 amounted to 2.98% and 2.87%, respectively. PremierWest’s net interest margin continues to be in the top tier when compared to peer banks, both regionally and nationally.

IMPROVED EFFICIENCY RATIO

PremierWest’s efficiency ratio, which is calculated by dividing non-interest expense by net interest income and non-interest income, continued to show improvement during the third quarter. This important ratio was 59.21% for quarter ended September 30, 2007, compared to 59.88% for the immediately preceding quarter. The efficiency ratio for the nine months ended September 30, 2007 was 60.71%, a modest improvement when compared to 61.18% for the first nine months of 2006. The improving trend is a result of a solid net interest margin, increased non-interest income and containment of non-interest expenses.

Non-interest income grew 13.7% when comparing the $2.3 million generated during this most recent quarter to the same period in 2006. Non-interest income of $6.6 million for the nine months ended September 30, 2007 represents a 13.4% increase when compared to the $5.8 million generated during the same period in 2006. Non-interest expense totaled $9.8 million and $29.2 million for the quarter and year-to-date ended September 30, 2007. Non-interest expenses when compared to the previous quarter and year-to-date increased 2.0% and 3.4%, respectively. Containment of non-interest expense to an increase of less than 3.5% on a year-to-date comparison was achieved despite the additional expenses related to execution of our growth strategy. The first nine months of 2007 includes $1.3 million of non-interest expense directly related to the operation of five PremierWest Bank branches and three Premier Finance Company offices opened late in 2006 or during 2007. 2006 non-interest expenses for these eight offices totaled $359,000. 2007 year-to-date non-interest expense increased less than 0.02%, absent the increase directly related to these eight new locations.

EXPANSION

Jim Ford stated, “The recent opening of our second office in Chico, California was completed earlier this month and provides us with an immense opportunity to grow our presence in the Chico market. The South Chico office is located in a temporary facility while we evaluate potential sites for a larger permanent building.” Ford also noted, “The opening of a second office in Klamath Falls, Oregon should occur late this year or early in 2008, and the construction of a replacement facility serving the Corning, California community is on schedule and should be completed sometime in November of this year.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte. During the last several years PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include the collectability of identified non-performing loans, the adequacy of our Allowance for Loan Losses and the timely completion of our new branch in Klamath Falls, Oregon and our replacement facility in Corning, California.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					For the three
EARNINGS AND PER SHARE DATA					months ended
					June 30,
For the Three Months Ended September 30	2007	2006	Change	% Change	2007	Change	% Change

Interest income	$21,540	$18,861	$2,679	14.2%	$20,337	$1,203	5.9%
Interest expense	7,250	5,212	2,038	39.1%	6,531	719	11.0%

Net interest income	14,290	13,649	641	4.7%	13,806	484	3.5%
Provision for possible loan losses	225	150	75	50.0%	75	150	200.0%
Non-interest income	2,308	2,030	278	13.7%	2,287	21	0.9%
Non-interest expense	9,828	9,449	379	4.0%	9,636	192	2.0%

Pre-tax income	6,545	6,080	465	7.6%	6,382	163	2.6%
Provision for income taxes	2,502	2,383	119	5.0%	2,441	61	2.5%

Net income	$4,043	$3,697	$346	9.4%	$3,941	$102	2.6%

Basic earnings per share	$0.23	$0.21	$0.02	9.5%	$0.23	$-	0.0%

Diluted earnings per share	$0.22	$0.20	$0.02	10.0%	$0.21	$0.01	4.8%

Average shares outstanding--basic	17,007,857	17,006,932	925	0.0%	17,032,090	(24,233)	-0.1%
Average shares outstanding--diluted	18,449,381	18,563,043	(113,662)	-0.6%	18,554,696	(105,315)	-0.6%

For the Nine Months Ended September 30

Interest income	$61,237	$53,647	$7,590	14.1%
Interest expense	19,799	13,378	6,421	48.0%

Net interest income	41,438	40,269	1,169	2.9%
Provision for possible loan losses	500	650	(150)	-23.1%
Non-interest income	6,610	5,830	780	13.4%
Non-interest expense	29,173	28,204	969	3.4%

Pre-tax income	18,375	17,245	1,130	6.6%
Provision for income taxes	7,023	6,457	566	8.8%

Net income	$11,352	$10,788	$564	5.2%

Basic earnings per share	$0.65	$0.62	$0.03	4.8%

Diluted earnings per share	$0.61	$0.58	$0.03	5.2%

Average shares outstanding--basic	17,022,356	16,981,809	40,547	0.2%
Average shares outstanding--diluted	18,512,521	18,571,144	(58,623)	-0.3%

SELECTED FINANCIAL RATIOS
(annualized)				For the three
				months ended
For the Three Months Ended September 30	2007	2006	Change	June 30, 2007	Change

Yield on average gross loans (1)	8.63%	8.66%	(0.03)	8.64%	(0.01)
Yield on average investments (1)	5.02%	4.42%	0.60	5.70%	(0.68)
Total yield on average earning assets (1)	8.60%	8.58%	0.02	8.60%	0.00
Cost of average interest-bearing deposits	3.64%	2.91%	0.73	3.52%	0.12
Cost of average borrowings	5.61%	5.65%	(0.04)	5.69%	(0.08)
Cost of average total deposits and borrowings	2.98%	2.43%	0.55	2.85%	0.13
Cost of average interest-bearing liabilities	3.75%	3.17%	0.58	3.62%	0.13
Net interest spread	4.85%	5.41%	(0.56)	4.98%	(0.13)
Net interest margin (1)	5.72%	6.22%	(0.50)	5.85%	(0.13)

Return on average equity	12.84%	13.03%	(0.19)	12.95%	(0.11)
Return on average assets	1.46%	1.51%	(0.05)	1.50%	(0.04)

Efficiency ratio (2)	59.21%	60.27%	(1.06)	59.88%	(0.67)

For the Nine Months Ended September 30

Yield on average gross loans (1)	8.64%	8.46%	0.18
Yield on average investments (1)	5.37%	4.61%	0.76
Total yield on average earning assets (1)	8.60%	8.38%	0.22
Cost of average interest-bearing deposits	3.53%	2.51%	1.02
Cost of average borrowings	5.67%	5.40%	0.27
Cost of average total deposits and borrowings	2.87%	2.14%	0.73
Cost of average interest-bearing liabilities	3.63%	2.79%	0.84
Net interest spread	4.97%	5.59%	(0.62)
Net interest margin (1)	5.83%	6.30%	(0.47)

Net charge-offs to average loans	0.02%	0.03%	(0.01)
Allowance for loan losses to loans	1.14%	1.24%	(0.10)
Allowance for loan losses to non-performing loans	275.91%	924.48%	(648.57)
Non-performing loans to total loans	0.41%	0.13%	0.28
Non-performing assets/total assets	0.37%	0.12%	0.25

Return on average equity	12.46%	13.27%	(0.81)
Return on average assets	1.44%	1.51%	(0.07)

Efficiency ratio (2)	60.71%	61.18%	(0.47)

Notes:
(1) Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at June 30,
At September 30	2007	2006	Change	% Change	2007	Change	% Change

Fed funds sold and investments	$8,188	$13,526	$(5,338)	-39.5%	$12,099	$(3,911)	-32.3%

Gross loans	1,002,441	867,589	134,852	15.5%	974,153	28,288	2.9%
Reserve for loan losses	(11,387)	(10,761)	(626)	5.8%	(11,252)	(135)	1.2%

Net loans	991,054	856,828	134,226	15.7%	962,901	28,153	2.9%
Other assets	115,671	110,604	5,067	4.6%	120,795	(5,124)	-4.2%

Total assets	$1,114,913	$980,958	$133,955	13.7%	$1,095,795	$19,118	1.7%

Non-interest-bearing deposits	$193,666	$199,256	$(5,590)	-2.8%	$201,065	$(7,399)	-3.7%
Interest-bearing deposits	732,735	604,788	127,947	21.2%	722,997	9,738	1.3%

Total deposits	926,401	804,044	122,357	15.2%	924,062	2,339	0.3%
Borrowings	52,098	54,560	(2,462)	-4.5%	38,294	13,804	36.0%
Other liabilities	11,266	9,228	2,038	22.1%	10,602	664	6.3%
Stockholders' equity	125,148	113,126	12,022	10.6%	122,837	2,311	1.9%

Total liabilities and stockholders' equity	$1,114,913	$980,958	$133,955	13.7%	$1,095,795	$19,118	1.7%

Period end shares outstanding (1)	18,164,288	18,183,422	(19,134)	-0.1%	18,203,839	(39,551)	-0.2%
Book value per share	$6.89	$6.22	$0.67	10.8%	$6.75	$0.14	2.1%
Tangible book value per share	$5.65	$4.98	$0.67	13.5%	$5.49	$0.16	2.9%

Allowance for loan losses:
Balance beginning of period	$10,877	$10,341	$536	5.2%	$10,877	$-	0.0%
Balance-sheet reclassification (2)	(255)	-	(255.00)	0%	(255)	-	0.0%
Finance portfolio purchased (3)	436	-	436.00	0%	436	-	0.0%
Provision for loan losses	500	650	(150)	-23.1%	275	225	81.8%
Net (charge-offs) recoveries	(171)	(230)	59	-25.7%	(81)	(90)	111.1%

Balance end of period	$11,387	$10,761	$626	5.8%	$11,252	$135	1.2%

Non-performing assets:
Non-performing loans	$4,127	$1,164	$2,963	254.6%	$3,540	$587	16.6%
Real estate owned	-	-	-	0.0%	101	(101)	0.0%

Total non-performing assets	$4,127	$1,164	$2,963	254.6%	$3,641	$486	13.3%

Notes:
(1) Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.35 to 1 for a total of 1,169,925 common shares.
(2) Amount reclassifed from the allowance for loan losses to other liabilities in accordance with Financial Accounting Standard No. 5. The amount reclassifed represents the off-balance sheet credit exposure related to unfunded commitments to lend and letters of credit.
(3) Amount resulting from the purchase of a consumer finance loan portfolio on June 29, 2007.

					For the three
					months ended
For the Three Months Ended September 30	2007	2006	Change	% Change	June 30, 2007	Change	% Change

Average fed funds sold and investments	$9,319	$15,456	$(6,137)	-39.7%	$10,550	$(1,231)	-11.7%
Average loans, gross	990,231	860,051	130,180	15.1%	940,453	49,778	5.3%
Average total assets	1,102,091	972,614	129,477	13.3%	1,050,511	51,580	4.9%
Average non-interest-bearing deposits	198,045	198,568	(523)	-0.3%	194,242	3,803	2.0%
Average interest-bearing deposits	724,993	589,912	135,081	22.9%	692,627	32,366	4.7%
Average total deposits	923,038	788,480	134,558	17.1%	886,869	36,169	4.1%
Average total borrowings	42,654	62,741	(20,087)	-32.0%	31,707	10,947	34.5%
Average stockholders' equity	124,962	112,596	12,366	11.0%	122,098	2,864	2.3%

For the Nine Months Ended September 30
Average fed funds sold and investments	$10,412	$16,642	$(6,230)	-37.4%
Average loans, gross	945,424	842,975	102,449	12.2%
Average total assets	1,056,148	954,016	102,132	10.7%
Average non-interest-bearing deposits	194,117	196,646	(2,529)	-1.3%
Average interest-bearing deposits	696,479	577,941	118,538	20.5%
Average total deposits	890,596	774,587	116,009	15.0%
Average total borrowings	33,198	62,225	(29,027)	-46.6%
Average stockholders' equity	121,852	108,730	13,122	12.1%